                              AMENDED LICENSE AGREEMENT

    THIS AGREEMENT shall be effective on the last date of execution hereof, by and between Bio-Metric Systems, Inc. ("BSI"), a corporation of the State of Minnesota, having a principal place of business at 9924 West Seventy-Fourth Street, Eden Prairie, Minnesota 55344, and Abbott Laboratories ("ABBOTT"), a corporation of the State of Illinois, having a principal place of business at Abbott Park, Illinois 60064-3500. This Agreement amends and supersede that License Agreement between BSI and ABBOTT ("The Parties") dated May 30, 1989.

    WHEREAS, BSI is engaged in biological, chemical and technical research, has developed a body of proprietary technology useful in reagents, processes and devices related thereto, and possesses certain intellectual property including patents, patent applications, trade secrets, know-how and other information related to such proprietary technology;

    WHEREAS, ABBOTT has expertise in developing and marketing diagnostic products and intends to develop and market diagnostic products that utilize, in whole or in part, such proprietary technology of BSI;

    WHEREAS, ABBOTT desires to receive an exclusive license under such proprietary technology of BSI;

    NOW, THEREFORE, in consideration of the mutual promises and covenants herein, the parties agree as follows:

                                      ARTICLE 1

                                     DEFINITIONS

    1.01    "PROPRIETARY RIGHTS" shall mean the rights under:

    (a) all foreign and United States Patent applications related in whole or in part to BSI's United States Patent Applications Serial No. 467,229 (filed February 23, 1983) and Serial No. 356,459 (filed March 9, 1982);

    (b) all continuation, continuation-in-part, divisional, reissue and reexamination applications and any foreign or United States equivalent of such applications described above;

    (c) all patents that issue on the applications defined in (a) and (b) above; and

    (d) related trade secrets and know-how of BSI and which are based in whole or in part upon BSI's technology exemplified in such applications described above.

    1.02 "DIAGNOSTIC APPLICATIONS" shall mean the four following fields of application of PROPRIETARY RIGHTS: HUMAN DIAGNOSTICS, VETERINARY DIAGNOSTICS, FOOD/AGRICULTURAL DIAGNOSTICS and ENVIRONMENTAL DIAGNOSTICS.

    1.03 "HUMAN DIAGNOSTICS" shall mean the detection and measurement of substances in human source materials.

    1.04 "VETERINARY DIAGNOSTICS" shall mean the detection and measurement of substances in non-human animal source materials.

    1.05 "FOOD/AGRICULTURAL DIAGNOSTICS" shall mean the detection and measurement of substances in human or animal feedstuffs, including but not limited to toxins, nutrients, contaminants and the like.

    1.06 "ENVIRONMENTAL DIAGNOSTICS" shall mean the detection and measurement of substances in materials not included in the other three fields of DIAGNOSTIC APPLICATIONS as defined in Paragraphs 1.03, 1.04 and 1.05.

    1.07 "LICENSED PRODUCT(S)" shall mean an apparatus sold by ABBOTT or an ABBOTT AFFILIATE which but for the license granted herein:

    (a) for each country where a patent(s) exist the manufacture, use or sale of such apparatus in such country would infringe a valid and enforceable claim of an unexpired patent included in PROPRIETARY RIGHTS; or

    (b)     utilizes trade secrets or know-how included in PROPRIETARY RIGHTS.

            As used herein a "valid and enforceable claim" is a claim that has not been held invalid or unenforceable by order of a court of competent jurisdiction from which no appeal is taken.

    1.08 "AFFILIATE" shall mean any corporation or other business entity controlled by, controlling, or under common control with the affected party, wherein control means direct or indirect ownership of at least thirty percent (30%) of the voting stock, or at least thirty percent (30%) interest in the equity, of such corporation or other business entity, or in either case the maximum amount allowed by law.

    1.09 "NET SALES" shall mean the total invoiced price for sales by ABBOTT, an ABBOTT AFFILIATE or an ABBOTT sublicensee of LICENSED PRODUCTS less:

    (a) actual credited allowances to customers for spoiled, damaged, outdated or returned LICENSED PRODUCTS;

    (b) any taxes or other governmental charges levied or measured or both by sales and included in the billing price; and

    (c) amounts for transportation, insurance, handling or shipping charges to purchasers.

            In the event that a LICENSED PRODUCT is increased in price to include an amount to cover instrument system recovery under a Reagent Agreement Plan, Reagent Rental Plan, or other successor or similar plan (collectively referred to herein as 'RAP"), the NET SALES for such LICENSED PRODUCT sold under a RAP shall be reduced as follows: Total instrument depreciation and service charges (determined according to generally accepted accounting principles and not primarily for the purpose of avoiding royalties under this Agreement) applicable to both licensed and unlicensed products sold under a RAP shall be divided by total sales under a RAP on a quarterly basis to determine an overall RAP factor percentage. The RAP factor percentage shall then be multiplied by quarterly Net Sales of Licensed Products sold under RAP to determine the amount by which Net Sales shall be reduced under this paragraph. The depreciation rate for the instruments shall be calculated by generally accepted accounting principles, an in any event, such instruments shall not be depreciated over a period less than three (3) years. In no event shall the NET SALES for a LICENSED PRODUCT under a RAP plan be less than the invoiced price, less the above-identified credits under (a) through (c) of this Paragraph 1.09, of LICENSED PRODUCTS sold in other than RAP sales.,

    1.10 "FIRST COMMERCIAL SALE" shall mean the earlier of the first sale by ABBOTT, an ABBOTT AFFILIATE or an ABBOTT sublicensee for monetary or other valuable consideration of a LICENSED PRODUCT to (a) a customer, who is not an AFFILIATE, or (b) to an AFFILIATE for consumption by the AFFILIATE.

    1.11 "REAGENTS" shall mean substances, used in LICENSED PRODUCTS for detecting the presence or quantity of analyte in a sample, which have physical properties that are applicable to such detection or which, because of their chemical or biological activity, produce reactions that are applicable to such detection; or substances which improve the stability or efficacy of such substances used in LICENSED PRODUCTS.

                                      ARTICLE 2

                                  LICENSE TO ABBOTT

    2.01 BSI hereby grants to ABBOTT a worldwide, exclusive license, with the right to grant sublicenses with BSI's prior written approval, under PROPRIETARY RIGHTS to make, have made, use and sell LICENSED PRODUCTS for DIAGNOSTIC APPLICATIONS. Such exclusive license, with respect to patents included within PROPRIETARY RIGHTS, shall continue until the expiration of the last to expire of such patents, and with respect to unpatented aspects of PROPRIETARY RIGHTS, shall be perpetual.

    2.02 ABBOTT shall inform BSI in advance of ABBOTT's desire to grant sublicenses hereunder, the identity of the proposed sublicensee and the terms of the proposed sublicense. BSI approval of such proposed sublicenses shall NOT be unreasonably withheld.

    2.03 If, within four (4) years following May 30, 1989, ABBOTT or an ABBOTT sublicensee have not, in each field of DIAGNOSTIC APPLICATIONS, either
(a) submitted an application for governmental regulatory approval required for the sale of a LICENSED PRODUCT, or (b) made a FIRST COMMERCIAL SALE of a LICENSED PRODUCT which does not require governmental regulatory approval, BSI shall, after the expiration of said four (4) year period, have the option to convert ABBOTT's exclusive license under Paragraph 2.01 to a non-exclusive license for each field of DIAGNOSTIC APPLICATIONS in which neither (a) nor (b) above has occurred, provided that BSI provides ABBOTT with ninety (90) days written notice prior to exercise of such option for each such field. After such four (4) year period has expired, for each field of DIAGNOSTIC APPLICATIONS in which ABBOTT or a sublicensee has performed either (a) or (b) above, prior to notification by BSI to ABBOTT that BSI is exercising the option under this Paragraph 2.03, BSI's option shall terminate.

                                      ARTICLE 3

                             LICENSE FEES, CONSIDERATION

    3.01 As consideration for the license granted hereunder to ABBOTT, ABBOTT has paid to BSI a QQ Indicates that material has been omitted pursuant to a request for confidential treatment. Such material has been filed separately with the SEC., in accordance with a certain Letter of Intent between ABBOTT and BSI dated December 29, 1988, a copy of which is appended hereto as Exhibit A.

    3.02 As further consideration for the license granted hereunder to ABBOTT, ABBOTT shall pay to BSI during the term of this Agreement *. Such annual license fee shall be payable until the minimum royalty payments under
Article 5 hereof commence or until ABBOTT's exclusive license hereunder with respect to all DIAGNOSTIC APPLICATIONS has been converted to non-exclusive as provided under Paragraph 2.03 hereof, whichever event occurs earlier. Each such annual license fee payment shall be due within thirty (30) days of May 30th beginning with May 30, 1990.*


    3.03 ABBOTT shall mark LICENSED PRODUCTS made or sold in the United States with the appropriate patent marking under 35 USC 287.

                                      ARTICLE 4

                                      ROYALTIES

    4.01 As additional consideration for the license granted hereunder to ABBOTT, ABBOTT shall pay to BSI a royalty of * of NET SALES, commencing upon the FIRST COMMERCIAL SALE of LICENSED PRODUCT manufactured and sold in countries which are not countries that have granted patents included within PROPRIETARY RIGHTS, and continuing for so long as such LICENSED PRODUCT is so manufactured or sold during the *, in accordance with a certain Letter of Intent between ABBOTT and BSI dated December 29, 1988, a copy of which is appended hereto as Exhibit A.

    3.02 As further consideration for the license granted hereunder to ABBOTT, ABBOTT shall pay to BSI during the term of this Agreement *. Such annual license fee shall be payable until the minimum royalty payments under
Article 5 hereof commence or until ABBOTT's exclusive license hereunder with respect to all DIAGNOSTIC APPLICATIONS has been converted to non-exclusive as provided under Paragraph 2.03 hereof, whichever event occurs earlier. Each such annual license fee payment shall be due within thirty (30) days of May 30th beginning with May 30, 1990.*

    3.03 ABBOTT shall mark LICENSED PRODUCTS made or sold in the United States with the appropriate patent marking under 35 USC 287.

                                      ARTICLE 4

                                      ROYALTIES

    4.01 As additional consideration for the license granted hereunder to ABBOTT, ABBOTT shall pay to BSI a royalty of * of NET SALES, commencing upon the FIRST COMMERCIAL SALE of LICENSED PRODUCT manufactured and sold in countries which

------------------
    *Indicates that material has been omitted pursuant to a request for confidential treatment. Such material has been filed separately with the SEC.

are not countries that have granted patents included within PROPRIETARY RIGHTS, and continuing for so long as such LICENSED PRODUCT is so manufactured or sold during the * period following the Effective Date of this Agreement, with the exception that no such royalty obligation shall apply to ABBOTT products having only one analyte measuring zone unless such products utilize trade secrets or know-how included in PROPRIETARY RIGHTS. After the expiration of such * period, the royalty obligation under this Paragraph 4.01 shall cease.

    4.02 In lieu of payments of royalty due under Paragraph 4.01 hereof, if the manufacture, use or sale of a LICENSED PRODUCT would infringe, in the absence of this Agreement, any claims of a patent included within PROPRIETARY RIGHTS, ABBOTT shall pay to BSI * of NET SALES for the full term set out in Paragraph 8.0 4 (a).

    4.03 ABBOTT shall pay to BSI, in addition to any royalty payable under Paragraphs 4.01 or 4.02 hereof, a royalty of * of NET SALES of LICENSED PRODUCTS that incorporate REAGENTS developed by BSI for said LICENSED PRODUCTS.

    4.04 In the event that a license from a third party is necessary in order to manufacture, use or sell any LICENSED PRODUCT, solely because of the incorporation in such LICENSED PRODUCT of technology included in PROPRIETARY RIGHTS, any royalty payments or other monetary consideration paid by ABBOTT to such third party for such license shall be credited * of the royalty due BSI for that LICENSED PRODUCT in any one year, on a year-by-year basis until fully credited.

    4.05 In any one year, the sum of the amounts creditable, under Paragraphs 3.02 and 4.04, against royalties due BSI shall not exceed * of the royalty due BSI in such year.


------------------
    *Indicates that material has been omitted pursuant to a request for confidential treatment. Such material has been filed separately with the SEC.

    4.06 Only one royalty shall be due BSI on NET SALES of any specific LICENSED PRODUCT hereunder irrespective of the number of covering patents, patent claims, trade secrets or know-how included in PROPRIETARY RIGHTS which may be embodied in or utilized by such LICENSED PRODUCT.

    4.07 LICENSED PRODUCT shall be considered as sold when invoiced to a customer by ABBOTT, an ABBOTT AFFILIATE or an ABBOTT sublicensee. Royalty shall be due for sales to an ABBOTT AFFILIATE only if LICENSED PRODUCT is consumed by such AFFILIATE, in which case, royalty shall be calculated from the invoiced price to such AFFILIATE or a reasonable arms-length invoice price if such AFFILIATE is treated on a more favorable basis than the general trade. Otherwise, royalty shall be due when sold by such AFFILIATE to a third party and NET SALES calculated based on the invoiced price to such third party.

    4.08 If during the term hereof, for all DIAGNOSTIC APPLICATIONS for which BSI converts the exclusive license granted to ABBOTT to non-exclusive as provided in Paragraph 2.03 hereof, BSI grants a license to a third party other than an AFFILIATE of BSI to make, have made, use or sell LICENSED PRODUCT with a more favorable royalty to such licensee than that set forth in Paragraphs 4.01,
4.02 and 4.03 above, BSI shall so notify ABBOTT in writing and the royalty set forth in Paragraphs 4.01, 4.02 and 4.03 above shall thereupon become the same as the royalty to such third party licensee.

                                      ARTICLE 5

                                  MINIMUM ROYALTIES

    5.01 ABBOTT shall pay to BSI a first minimum royalty of * six (6) months after the date of the FIRST COMMERCIAL SALE.

    5.02 ABBOTT shall pay to BSI a second minimum royalty of * eighteen (18) months after the date of the FIRST COMMERCIAL SALE.

    5.03 ABBOTT shall pay to BSI a third minimum royalty of * thirty (30) months after the date of the FIRST COMMERCIAL SALE, and further minimum royalty payments of * each twelve (12) months thereafter for the term of this Agreement.

    5.04 Each minimum royalty payment under Paragraphs 5.01, 5.02 and 5.03 above shall be one-hundred percent (100%) credited against royalties that become due hereunder as a result of the sale of LICENSED PRODUCTS during the twelve
(12) month period that follows each minimum royalty payment.

    5.05 Minimum royalty payments hereunder shall be due within thirty (30) days of the dates specified in Paragraphs 5.01, 5.02 and 5.03 above.

    5.06 In the event that the exclusive licenses for all DIAGNOSTIC APPLICATIONS have been converted under Paragraph 2.03 herein to non-exclusive licenses, * royalty payments shall be due.


------------------
    *Indicates that material has been omitted pursuant to a request for confidential treatment. Such material has been filed separately with the SEC.

                                      ARTICLE 6

                          ROYALTY PAYMENTS, REPORTS, RECORDS

    6.01 ABBOTT, ABBOTT AFFILIATES and ABBOTT sublicensees shall keep complete and accurate records containing all information required for the computation and verification of the royalties to be paid hereunder.

    6.02 On or before sixty (60) days following each consecutive three (3) month period beginning on the date of FIRST COMMERCIAL SALE and continuing through the remainder of the term of this Agreement, ABBOTT shall deliver to BSI a written statement of account of NET SALES of LICENSED PRODUCT of such three
(3) month period and a calculation of the royalty due thereon to BSI. Such statement shall show the gross sales of LICENSED PRODUCT and shall itemize the deductions allowed in calculating NET SALES as defined in Paragraph 1.09 hereof.

    6.03 Payment of royalties shall accompany the statements to be submitted in accordance with Paragraph 6.02 above.

    6.04 If royalties are not paid when due, interest shall be accrued on the unpaid royalties from the date due until paid, at a rate per annum which shall be the lesser of either the prime rate of the Citibank, N.A., New York, then in force for short-term borrowing, or the maximum legal rate then permitted under the laws of the State of Minnesota.

    6.05 All royalties due hereunder shall be payable in United States Dollars. All royalties due for sales in countries foreign to the United States shall be converted (for the purposes of calculation only) into equivalent United States funds at the exchange rate published by the Wall Street Journal on the last business day of the reporting period.

    6.06 Payment of royalties on sales of LICENSED PRODUCT shall be subject to any restrictions imposed by the local government. If foreign exchange is not freely available, BSI shall have the option to accept payment in the currency of the country from which royalties are due. In the event that local law restricts such royalty payment, the royalty due shall be paid to the extent permitted by local law. In the event that a withholding or other tax is imposed on a royalty payment due hereunder, the amount of royalty payable shall be the amount due less the amount of such tax actually paid.

    6.07 ABBOTT shall, upon written request of BSI, permit an independent public accountant selected by BSI and acceptable to ABBOTT to have access during ordinary business hours to examine such records referred to in paragraph 6.01 as may be necessary to determine either the accuracy of any report or the sufficiency of any royalty payment made under this Agreement. ABBOTT shall only be obligated to permit access once each year during the term of this Agreement and to such of its records which directly relate to such royalty payments which accrued or occurred within three (3) years prior to such request.

                                      ARTICLE 7

                                   CONFIDENTIALITY

    7.01 Information and materials exchanged between the parties in performing hereunder shall be deemed Confidential Matter as provided below.

    7.02 Confidential Matter received by a party from the other shall not be disclosed by such receiving party to any third party, or used by such receiving party for its own benefit, or for the benefit of a third party, except as expressly provided herein.

    7.03    To be accorded treatment as Confidential Matter, however, such
Matter:

    (a) must be first disclosed to the receiving party in writing and plainly marked "Confidential" or words to the same effect; or

    (b) if first disclosed orally, must be summarized in writing by the disclosing party and plainly marked "Confidential", or words to the same effect, and delivered to the receiving party within thirty (30) days of its first oral disclosure to the receiving party; or

    (c) if a physical thing, must be marked "Confidential", or words to the same effect, or be accompanied by a writing specifically identifying such thing as "Confidential".

Information and material provided by one party to the other hereunder which is not identified as "Confidential" as provided above shall be considered as given and received without any obligation of confidentiality or nonuse and the receiving party shall be free to use such information in any way it sees fit, subject only to any rights that the disclosing party may have under applicable United States or foreign Patent Laws.

    7.04 Subject to Paragraph 15.01 (a) and (b), the specific terms of this Agreement and the identity of the parties shall be considered Confidential Matter.

    7.05    Further, the obligations of confidentiality and nonuse of this
Article 7 shall not apply to information or material:

    (a) which is known by the receiving party prior to receipt from the disclosing party as evidenced by documents in the possession of the receiving party at the time of disclosure,

    (b) which, after receipt from the disclosing party, is disclosed to the receiving party by a third party having the legal right to do so,

    (c) which is available to the public at the time of receipt from the disclosing party,

    (d) which becomes available to the public after receipt from the disclosing party through no fault of the receiving party,

    (e) which is independently developed by employees of the receiving party not having access to Confidential Matter of the disclosing party,

    (f) which is required, in the opinion of legal counsel of the receiving party, to be disclosed for securing approval of governmental regulatory agencies, including but not limited to the U.S. Food and Drug Administration, to market LICENSED PRODUCTS, provided that the receiving party shall use its reasonable efforts to seek to obtain from such agencies such protection for such information against public disclosure as may be legally available,

    (g) which is required, in the opinion of legal counsel of the receiving party, to be disclosed for the filing of patent applications by the receiving party, provided that the disclosing party is timely advised of the receiving party's intention to include such information in a patent application of the receiving party and the disclosing party does not notify the receiving party within thirty (30) days of its objection to such disclosure, or

    (h) which is reasonably necessary to be disclosed by the receiving party to its individual agents or third parties who require knowledge thereof in order to perform their normal duties or services, such as legal counsel, certified public accountants, and the like, provided that such agents and third parties are advised of and acknowledge the confidential nature of such disclosure and agree in writing to maintain the confidential nature of the disclosed information under terms no less rigid than those imposed upon the parties to this Agreement.

    7.06 Each party shall use the same level of care in complying with the obligations hereof respecting Confidential Matter as it does with respect to its own information of similar nature. The parties mutually represent and warrant that each and every employee who will have access to the other party's Confidential Matter hereunder shall be under contractual obligation not to disclose or use such Confidential Matter except as directed by such other party.

                                      ARTICLE 8

                                 TERM AND TERMINATION

    8.01 Either party may terminate this Agreement at any time if the other party fails to perform any material obligation, covenant, condition, or limitation herein, provided such other party shall not have remedied its failure within ninety (90) days after receipt of written notice of such failure.

    8.02 If performance of this Agreement or any part hereof by either party shall be rendered unenforceable or impossible under, or in conflict with any law, regulation, or official action by any government agency having jurisdiction over such party, then such party shall not be considered in default by reason of failure to perform and the validity of all remaining provisions hereof shall not be affected by such result.

    8.03 Abbott may terminate this Agreement beginning three (3) years after May 30th, 1989, upon ninety (90) days prior written notice. Such termination shall not relieve ABBOTT of the obligation to pay royalties or make any other payments owed to BSI which accrues prior to the termination date.

    8.04 Unless earlier terminated as provided in Paragraphs 8.01 and 8.03 above, this Agreement shall continue: (a) with respect to issued patents under PROPRIETARY RIGHTS, until the expiration of the last to expire patent included within PROPRIETARY RIGHTS, and (b) with respect to unpatented aspects of PROPRIETARY RIGHTS, perpetually.

    8.05 Upon expiration or earlier termination of this Agreement, the obligations under Article 7 hereof shall survive and continue in effect for the longer of three (3) years following such expiration or termination, or seven (7) years from the effective date of this Agreement.

    8.06 Neither party shall be liable in damages for, nor shall this Agreement be terminable or cancellable by reason of, any delay or default in any such party's performance hereunder if such default or delay is caused by events beyond such party's reasonable control including, but not limited to, acts of God, regulation or law or other action of any government or agency thereof, war or insurrection, civil commotion, destruction of production facilities or materials by earthquake, fire, flood or storm, labor disturbances, epidemic, or failure of suppliers, public utilities or common carriers. Each party agrees to endeavor to resume its performance hereunder if such performance is delayed or interrupted by reason of such forces majeure as listed above.

                                      ARTICLE 9

                                      WARRANTIES

    9.01    BSI warrants that BSI has good, clear title to the PROPRIETARY
RIGHTS.

    9.02 Each party warrants and represents that it has the full and unrestricted right to enter into this Agreement, and that the terms of this Agreement are not inconsistent with any other contractual arrangement it may have.

    9.03    Nothing in this Agreement shall be construed as:

    (a) A warranty or representation by BSI as to the scope or validity of any claim or patent in PROPRIETARY RIGHTS;

    (b) A warranty or representation by BSI that any product made, used, or sold by ABBOTT under any license granted hereunder is or will be free from infringement of patents of any third parties;

    (c) An obligation to furnish any manufacturing or technical information not encompassed within PROPRIETARY RIGHTS;

    (d) Conferring any right to use in advertising, publicity or otherwise any trademark or trade name of BSI;

    (e) Granting by implication, estoppel or otherwise any licenses or rights under patents or other proprietary information of BSI other than those included within PROPRIETARY RIGHTS; or

    (f) A representation, a warranty or assumption of responsibility with respect to use, sale or other disposition by ABBOTT, ABBOTT's AFFILIATES, sublicensees, vendees or transferees of LICENSED PRODUCT.

    9.04 BSI shall promptly notify ABBOTT if at any time BSI learns of any matter which does or might materially and adversely affect or differ from the representations and warranties made pursuant to this Article 9.

                                      ARTICLE 10

                   PATENT INFRINGEMENT, INTERFERENCE & PROSECUTION

    10.01 In the event that a party becomes aware of an infringement or potential infringement of any patent included in PROPRIETARY RIGHTS, that party shall inform the other in writing of all details available.

    10.02 In the event of infringement by any third party of any patent included in PROPRIETARY RIGHTS, BSI shall have the right, at BSI's own expense, to enforce by appropriate legal proceedings or otherwise, such patent against such third party infringer. All recoveries by way of costs, royalties, damages, lost profits, royalties or settlements shall be retained by BSI. ABBOTT may, at ABBOTT's own expense, be represented by ABBOTT's counsel, acting in an advisory but not controlling capacity.

    10.03 In the event of infringement by any third party as described in Paragraph 10.02, if BSI fails to proceed against such infringer within ninety
(90) days after receipt of a written request by ABBOTT to do so, or if BSI does not exercise due diligence in legal proceedings instituted pursuant to Paragraph 10.02, then ABBOTT, at ABBOTT's own discretion, during the term of exclusivity of any patent licensed under this Agreement, shall have the right but not the obligation to prosecute the infringer by appropriate legal proceedings in the name of BSI at ABBOTT's own expense, and may collect and retain, for ABBOTT's own use, any and all recoveries by way of costs, damages, lost profits, royalties or settlements. BSI, at BSI's own expense, may be represented in such proceedings by BSI's own counsel, acting in an advisory but not controlling capacity. BSI shall complete all acts and execute all documents as may be necessary in order to permit ABBOTT to exercise ABBOTT's right pursuant to this clause.

    10.04 At ABBOTT's expense, ABBOTT shall prepare, file and prosecute, or have prepared, filed and prosecuted by a patent lawyer in independent practice who shall be nominated by ABBOTT and approved by BSI, any foreign or United States patent application related to United States Patent Applications Serial No. 467,220 (filed February 23, 1983) and Serial No. 356,459 (filed March 9,
1982), including without limitation any and all continuation, continuation-in part, divisional, reissue and reexamination applications or the equivalent thereof, and such expense shall include BSI's reasonable expense, having ABBOTT's prior written approval, for BSI's attorney's review of such applications and prosecution documents.

    (a) Any patent which issues from such patent applications shall be assigned to BSI, shall be included in PROPRIETARY RIGHTS and shall be subject to the terms and conditions of this Agreement.

    (b) BSI shall disclose to ABBOTT, and the patent lawyer referred to above, all information in BSI's possession pertaining to PROPRIETARY RIGHTS which may be necessary for the preparation, filing and prosecution of such patent applications.

    (c) BSI and ABBOTT shall consult in the preparation, filing and prosecution of such applications, and BSI shall cooperate with ABBOTT in executing such documents and taking such other reasonable actions necessary or appropriate to obtain patents issuing from such applications, provided that:

    i) Each party shall promptly transmit to the other all official communications sent to or received from any patent office, court or opposing party,

    ii) Each party shall submit to the other for consideration and advice all applications and responses to official communications before filing such applications and responses in sufficient time to enable the receiving party to appropriately review the applications or responses before such are filed,

    iii) Each party shall file only those applications and responses approve the other, which approval shall not be unreasonably withheld,

    iv) ABBOTT shall reimburse BSI for its employee's time, its out-of-pocket expenses (including reasonable travel and lodging expenses) for efforts made under Article 10(b) and (c), including any actions required by court order relating to any of such patents or patent applications. For the time spent by BSI's technical employees under 10(b), ABBOTT will reimburse BSI at a reasonable rate (the rate on the date of execution being * per employee hour). ABBOTT will make such reimbursements within sixty (60) days of receipt of BSI's invoice,

    v) BSI and ABBOTT shall pursue the broadest possible patent claims and shall continue the prosecution of such applications as long as this action is in the best interest of both parties, and

    vi) ABBOTT shall do nothing to inhibit the issuance of the patent or patents drawn to the originally claimed multi-zone invention of Patent Application Serial No. 467,220 as amended or refiled.

    (d) If at any time during the life of this Agreement, ABBOTT intends to allow any such application or patent issuing therefrom to lapse or become abandoned or forfeited without having first filed a substitute, ABBOTT shall notify BSI of such intention at least sixty (60) days before the date on which the application is due to lapse or to become abandoned or forfeited.

    (e) If a patent claim is allowed for a single zone test strip device or a method of using same, royalties due under Article 4.02 shall begin accruing no later than forty-five (45) days following Notice of Allowability of such claims.

    10.05 In consideration of ABBOTT's payments to BSI under this Agreement, and the financial and other support provided by ABBOTT with respect to the patent applications set forth in Paragraph 10.04, BSI shall make no claims against and hereby waives any claim BSI may have or acquire against ABBOTT, ABBOTT's employees or agents for injury, loss or damage resulting from acts or omissions by ABBOTT, ABBOTT's employees or agents in


------------------
    *Indicates that material has been omitted pursuant to a request for confidential treatment. Such material has been filed separately with the SEC.

connection with such patent applications prepared, filed or prosecuted in accordance with the provisions set forth in Paragraph 10.04.

                                      ARTICLE 11

                                       NOTICES

    11.01 Any notice required or permitted by this Agreement shall be in writing. A notice shall be considered served when deposited in the national postal system in a sealed envelope with sufficient postage affixed and addressed to the party to whom such notice is directed at the post office address given below:

              If to BSI:     Bio-Metric Systems, Inc.
                             9924 West 74th Street
                             Eden Prairie, MN  55344

              If to ABBOTT:  Director, Technology Assessment and Acquisition
                             Abbott Diagnostics Division
                             One Abbott Park Road
                             Abbott Park, IL  60064-3500

              copy to:       Office of General Counsel
                             Abbott Laboratories
                             One Abbott Park Road
                             Abbott Park, IL  60064-3500

    11.02 Either party shall have the right to change the person and/or address to which notices hereunder shall be given, by notice to the other party in the manner set out in Paragraph 11.01.

                                      ARTICLE 12

                                    INTERPRETATION

    12.01 This Agreement shall be construed and the rights of the parties hereunder shall be determined in the State of Minnesota in accordance with the laws thereof.

    12.02 All section captions or titles are inserted herein for reference only and are without contractual significance or effect.

                                      ARTICLE 13

                                      ASSIGNMENT

    13.01 Except where the assignee is a successor to substantially the entire business to which this license pertains, a party hereto must have the prior written consent from the other party in order to assign this Agreement in whole or in part.

                                      ARTICLE 14

                           ENTIRE AGREEMENT; MISCELLANEOUS

    14.01 This writing constitutes the entire agreement between the parties relating to the subject matter hereof. There are no other understandings, representations, or warranties of any kind except as expressly set forth herein.

    14.02 This Agreement may not be waived, altered, extended, or modified except by written agreement of the parties.

    14.03 Any waiver of any term or condition of this Agreement by either party shall not operate as a waiver of any other term or condition, nor shall any failure to enforce a provision hereof operate as a waiver of such provision or of any other provision hereof.

    14.04 Should any provision of this Agreement, or the application thereof, to any extent be held invalid or unenforceable, the remainder of this Agreement and the application thereof other than such invalid or unenforceable provisions shall not be effected thereby and shall continue valid and enforceable to the fullest extent permitted by law or equity.

                                      ARTICLE 15

                            PUBLIC DISCLOSURE OF AGREEMENT

    15.01 No public disclosure of this Agreement shall be made by either party without prior review and consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing:

    (a) Either party may disclose the existence and nature of this Agreement to its shareholders, but only to the extent necessary to comply with applicable securities laws:

    (b) BSI may disclose any or all of the following information, but not in greater detail than that which follows:

            Minneapolis, Minnesota - October 17, 1990 - Bio-Metric Systems, Inc. (BSI) announced it has entered into an agreement with Abbott Laboratories, Abbott Park, Illinois, relating to diagnostic products developed by BSI.

            Bio-Metric Systems, Inc. of Minneapolis, Minnesota is a privately-held company, developing advanced biological coatings and diagnostic formats.

            Abbott Laboratories is a world leader in diagnostics and offers a broad and diversified line of human health care products and services.

    15.02 Neither party shall use the name of the other party in connection with any commercial activity, advertising or sales promotion without the prior written consent of the other party.

    IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their respective duly authorized officers or representatives on the respective dates indicated below.

ABBOTT LABORATORIES                    BIO-METRIC SYSTEMS, INC.


By:  /s/David V. Milligan         By:       /s/Dale R. Olseth
     --------------------------             ---------------------------
     David V. Milligan, Ph.D.               Dale Olseth
     Corporate Vice President               President and
     Diagnostic Products                    Chief Executive Officer
     Research and Development

Date: 11-12-90                         Date:    11-20-90
      -------------------------             ----------------------------

June 11, 1992


Dale Olseth
President and Chief Executive officer
Bio-Metric Systems, Inc.
9924 West Seventy-Fourth Street
Eden Prairie, MN  55344

Dear Mr. Olseth,

The Amended License Agreement between Abbott Laboratories and Bio-Metric Systems, Inc., executed November 11th, 1990 and November 20th 1990 respectively, contains a typographical error. Article 1.01 (a) should read, "all foreign and United States applications related in whole or in part to BSI's United States Patent Applications Serial No. 467,229 (filed February 23, 1983) an Serial No. 356,459 (filed March 9, 1982)."

Your signature will confirm your acknowledgment of the error and your acceptance of the change to our Amended License Agreement.

Please return one signed copy to my attention. If you have any questions, please give me a call at 708-937-5437.


ABBOTT LABORATORIES                         BIO-METRIC SYSTEMS, INC.


By:  /s/Brian B. Spear                 By:   /s/Dale R. Olseth
     --------------------------              ---------------------------
     Brian B. Spear, Ph.D.                   Dale Olseth
     Director, Technology                    President and
     Assessment and Acquisitions             Chief Executive Officer
     Diagnostic Division

Date: June 25, 1992                         Date: June 29, 1992
     --------------------------              ---------------------------

                             AMENDMENT TO THE BSI-ABBOTT

                                  LICENSE AGREEMENT

    The License Agreement between Bio-Metric Systems, Inc. (now known as BSI Corporation) and Abbott Laboratories dated May 30, 1989, as amended November 20, 1990, is further amended as follows:


    Delete Articles 4.04 and 4.05.


    Add the following new Article 4.09:

    4.09 ABBOTT shall have the right prospectively to credit against royalties otherwise payable to BSI under Articles 4.01-4.03, inclusive, but only against such royalties,* per calendar quarter or * of such royalties otherwise due for such quarter, whichever is less, beginning with royalties for sales for the calendar quarter beginning July 1, 1994, up to a maximum credit of *. The right granted to ABBOTT in this Article 4.09 is accepted by ABBOTT as a final settlement of all royalties payable to BSI for sales made through March 31, 1994 and as final settlement of all credits and offsets against such royalties for sales made through March 31, 1994 that were taken or that could have been taken by ABBOTT. In no event will BSI have any obligation to repay any of the royalties received as of July 1, 1994.

    Article 10.02 is replaced with the following new Article 10.02:

------------------
    *Indicates that material has been omitted pursuant to a request for confidential treatment. Such material has been filed separately with the SEC.

    10.02

    a. In the event ABBOTT believes any third party is infringing any patent included in PROPRIETARY RIGHTS, ABBOTT shall have the right, but not the obligation, to prosecute the infringer by diligent and appropriate legal proceedings, (including the Abbott Laboratories v. Biosite Diagnostics, Inc., currently pending in the United States District Court, N.D. IL), at ABBOTT's own expense and in ABBOTT's own name, provided, however, that ABBOTT shall first fully appraise BSI of the infringing product.

    b. In the event that ABBOTT prosecutes such a proceeding and BSI becomes a party, ABBOTT shall select counsel to represent BSI and shall indemnify and hold harmless BSI from any damages, liabilities (excluding lost royalties), cost and expense resulting from any such proceeding. ABBOTT will provide BSI with copies of all pleadings and BSI may be represented by BSI's own counsel, acting in an advisory but not controlling capacity. ABBOTT shall promptly reimburse BSI for its costs of retaining outside counsel, as determined under Article 10.02(d), in such proceedings. ABBOTT will retain the decision-making power on behalf of ABBOTT and BSI in pursuit or settlement of such a proceeding. All recoveries by way of cost, judgment, damages, lost profits or settlements shall be retained by ABBOTT. Notwithstanding the foregoing, ABBOTT will not indemnify BSI in the event such damages, liabilities, cost and expense is the result of any proceeding (i) brought by BSI against ABBOTT, or (ii) brought by the third party against BSI which is not related to the subject matter of this License Agreement.

    c. In the event that ABBOTT prosecutes such a proceeding and BSI does not become a party, ABBOTT will provide BSI with copies of all pleadings and BSI may be represented by BSI's own counsel, acting in an advisory but not controlling capacity. ABBOTT shall promptly reimburse BSI for its costs of retaining outside counsel, as determined under

Article 10.02(d), in such proceedings. BSI's outside counsel's duties are expected to be directed primarily to assist ABBOTT in the areas of document discovery, witness preparation, attendance at depositions of BSI employees, and preparing answers to interrogatories. BSI may request attendance of BSI counsel at hearings and trial, however, reimbursement for such attendance shall require the consent of ABBOTT, which consent shall not be unreasonably withheld.

    d. The parties contemplate that BSI's outside counsel fees in any one proceeding under Article 10.02(b) or 10.02(c) will not exceed * and *, respectively. In the event that BSI's outside counsel fees in any one proceeding under Article 10.02(b) or 10.02(c) exceed such amounts, BSI shall bear the expense of fifty percent (50%) of such fees in excess of such amount.

    e. For any proceeding brought under Article 10.02, ABBOTT shall have the right to settle such litigation, but only upon the advance written permission of BSI, which shall not be unreasonably withheld. Settlement by way of sublicense from ABBOTT which provides BSI with at least a * prospective royalty based on sales by the sublicensee or its designees shall not require BSI's advance written permission. For any other settlement terms, ABBOTT and BSI shall meet in good faith to determine mutually acceptable terms. In the event of settlement by way of a sublicense, ABBOTT shall have the right to recover the amount reimbursed to BSI under Articles 10.02(b), 10.02(c) and 10.02(d) for its outside counsel fees by reducing by * the royalty payments due BSI resulting from said sublicense until such reimbursed amount has been fully recovered by ABBOTT.

    Article 10.03 is replaced with the following new Article 10.03.


------------------
    *Indicates that material has been omitted pursuant to a request for confidential treatment. Such material has been filed separately with the SEC.

    10.03   In the event of infringement by any third party as described in
Article 10.02, if ABBOTT fails to proceed against such infringer within one hundred eighty (180) days after receipt of a written request by BSI to do so, or if ABBOTT does not exercise due diligence in legal proceedings instituted pursuant to Article 10.02 within sixty days (60) days after receipt of a written request by BSI to do so, then BSI at its own discretion shall have the right but not the obligation to prosecute the infringer by appropriate legal proceedings in the name of BSI at BSI's own expense, and BSI may collect and retain for its own use any and all recoveries by way of costs, damages, lost profits, past royalties or settlements relating to the foregoing. ABBOTT, at ABBOTT's own expense, may be represented in such proceedings by ABBOTT's own counsel, acting in an advisory but not controlling capacity. ABBOTT shall complete all acts and execute all documents as may be necessary in order to permit BSI to exercise BSI's right pursuant to this clause.

    IN WITNESS WHEREOF, the parties have caused this instrument to be executed by their duly authorized officers or representatives on the dates indicated below.

ABBOTT LABORATORIES                         BIO-METRIC SYSTEMS, INC.


By:  /s/James Koziarz                  By:   /s/Dale R. Olseth
     --------------------------              ---------------------------
     James Koziarz, Ph.D.                    Dale Olseth
     Corporate Vice President                President and
     Diagnostic Products                     Chief Executive Officer
     Research & Development

Date: 11/10/94                              Date: 11/23/94
     --------------------------              ---------------------------

                                 SECOND AMENDMENT TO
                              AMENDED LICENSE AGREEMENT

    THIS SECOND AMENDMENT TO AMENDED LICENSE ("Second Amendment") shall be effective April 19, 1996 ("Effective Date") and is entered into by and between Abbott Laboratories, an Illinois corporation having principal place of business at 100 Abbott Park Road, Abbott Park, Illinois 60064-3500 ("Abbott"), and BSI Corporation, a Minnesota corporation having a principal place of business at 9924 West Seventy-Fourth Street, Eden Prairie, Minnesota 55344 ("BSI").

    WHEREAS, BSI and Abbott entered into a License Agreement dated May 30, 1989 ("License Agreement") pursuant to which Abbott acquired an exclusive license under Proprietary Rights to make, have made, use and sell Licensed Products for Diagnostic Applications;

    WHEREAS, BSI and Abbott entered into an Amended License dated November 20, 1990 ("Amended License") which amended and superseded the License Agreement and pursuant to which Abbott made a First Commercial Sale of a Licensed Product in the Field of Human Diagnostics thereby eliminating the field of Human Diagnostics from BSI's option under Paragraph 2.03 of the Amended License;

    WHEREAS, BSI and Abbott entered into an Amendment to the BSI-Abbott License Agreement dated November 23, 1994 ("First Amendment") which addressed certain royalty and infringement issues; and

    WHEREAS, BSI and Abbott desire to further amend the Amended License to extend the term of Abbott's exclusivity under the license grant.

    NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

    1. DEFINITIONS. The capitalized terms used herein shall have the same meanings ascribed to them in the Amended License.

    2. LICENSE TO ABBOTT. For a period of four (4) years following the Effective Date of this Second Amendment, BSI shall not have the option to convert Abbott's exclusive license under Paragraph 2.01 of the Amended License to a non-exclusive license for the fields of Veterinary Diagnostics, Food/Agricultural Diagnostics and Environmental Diagnostics. Thereafter, BSI shall have such option under the same terms and conditions set forth in Paragraph 2.03 of the Amended License.

    3. LICENSE FEE. Not withstanding any other provisions of the Amended License or the First Amendment, as consideration for extending the term of exclusivity for the fields of Veterinary Diagnostics, Food/Agricultural Diagnostics and Environmental

    Diagnostics, Abbott shall pay BSI a non-refundable, non-creditable license fee of * within 30 days of execution this Amendment.

    4. PREVIOUS AGREEMENT. Except as otherwise provided herein, all other terms and conditions of the Amended License and the First Amendment shall remain in full force and effect.

    IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to Amended License to be executed by their duly authorized representatives as of the later date written below.


ABBOTT LABORATORIES                    BIO-METRIC SYSTEMS, INC.


By:  /s/James Koziarz             By:   /s/Andrew B. Summerville
     --------------------------         ---------------------------
     James Koziarz, Ph.D.               Andrew B. Summerville
     Corporate Vice President           Vice President
     Diagnostic Products
     Research & Development

Date: 4/18/96                     Date:  Apr. 11, 1996
     --------------------------          ---------------------------



    *Indicates that material has been omitted pursuant to a request for confidential treatment. Such material has been filed separately with the SEC.


                                          2